Exhibit 16.0

March 16, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Change in Accountants section of Chicopee Savings Bank’s disclosure included in the Registration Statement Form S-1 dated on or about March 16, 2006, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Hartford, Connecticut